Dentsply Sirona Appoints Matthew E. Garth as Chief Financial Officer Charlotte, N.C., May 29, 2025 - DENTSPLY SIRONA Inc. (“Dentsply Sirona” or the "Company") (Nasdaq: XRAY) today announced that Matthew E. Garth has been appointed Executive Vice President and Chief Financial Officer, effective May 30, 2025. Mr. Garth brings nearly 30 years of proven financial management expertise to Dentsply Sirona, with a focus on driving value creation. He most recently served as Chief Financial Officer & Chief Administrative Officer of The Scotts Miracle-Gro Company, a global leader of branded consumer lawn and garden products. Prior to ScottsMiracle-Gro, Mr. Garth held numerous financial leadership roles at large, multinational companies, including Minerals Technology Inc. and Alcoa Corporation. “We are pleased to welcome Matt as our new CFO,” said Simon Campion, President and Chief Executive Officer of Dentsply Sirona. “He is a seasoned executive with a strong financial background and track record of delivering results. He brings deep expertise in driving organizational transformation and engaging with investors and capital markets. Matt joins us at a critical time in our transformational journey and as our industry continues to evolve, we are confident that he will play an instrumental role in helping Dentsply Sirona advance our strategic agenda to drive sustainable growth and unlock greater shareholder value.” Mr. Garth said, “I’m thrilled to join Dentsply Sirona and be part of this exciting journey. I look forward to joining the team to help advance our financial, operational, and strategic goals, execute with focus and discipline, and ultimately deliver long-term profitable growth and value creation.” About Matthew E. Garth Mr. Garth was most recently Executive Vice President, Chief Financial Off icer & Chief Administrative Officer of The Scotts Miracle-Gro Company (NYSE: SMG), the world’s largest marketer of branded consumer products for lawn and garden care. He joined ScottsMiracle-Gro in 2022 during a critical post-pandemic period and helped stabilize the organization, deliver on many key financial priorities and lead development of mid- and long-term value optimizing strategic plans. Prior to ScottsMiracle-Gro, Mr. Garth served as Senior Vice President, Finance and Treasury, and Chief Financial Off icer of Minerals Technologies, Inc., (NYSE: MTX), a leading, technology-driven specialty minerals company, where he had global responsibility for finance, tax, treasury, audit, investor relations, information technology and shared services. Prior to Minerals Technologies, Mr. Garth held senior financial roles of increasing responsibility at Alcoa Corporation (NYSE: AA), including as CFO of two multi-billion-dollar business units. Mr. Garth started his career at Thomson Financial.

Mr. Garth holds a Bachelor of Science in Accounting from the University of Delaware and an MBA from Columbia University. About Dentsply Sirona Dentsply Sirona is the world’s largest diversified manufacturer of professional dental products and technologies, with over a century of innovation and service to the dental industry and patients worldwide. Dentsply Sirona develops, manufactures, and markets a comprehensive solutions offering including dental and oral health products as well as other consumable medical devices under a strong portfolio of world class brands. Dentsply Sirona’s innovative products provide high-quality, effective, and connected solutions to advance patient care and deliver better and safer dental care. Dentsply Sirona’s headquarters is located in Charlotte, North Carolina. The Company’s shares are listed in the United States on Nasdaq under the symbol XRAY. Visit www.dentsplysirona.com for more information about Dentsply Sirona and its products. Contact Information Investors: Andrea Daley Vice President, Investor Relations +1-704-591-8631 InvestorRelations@dentsplysirona.com Press: Marion Par-Weixlberger Vice President, Public Relations & Corporate Communications +43 676 848414588 marion.par-weixlberger@dentsplysirona.com